Exhibit 5

Heenan Blaikie LLP
An Alberta Limited Liability Partnership

LAWYERS – PATENT AND TRADE MARK AGENTS

COUNSEL
	†	The Right Honourable Pierre Elliott Trudeau, P.C.,Q.C. (from 1984 to 2000)
The Honourable Donald J. Johnston, P.C., Q.C. (from 1974 to 1996)
Pierre Marc Johnson, F.R.S.C.
André Bureau, O.C.
Pierre C. Lemoine
July 22, 2003
File no.: 024066-0020

Lions Gate Entertainment Corp.
4553 Glencoe Avenue, Suite 200
Marina Del Rey, California 90292

Dear Sirs/Mesdames:

Re: Registration on Form S-8 of Lions Gate Entertainment Corp. (the “Company”)

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 722,916 common shares, no par value of the Company, and 1,400,000 common shares, no par value of the Company (collectively, the “Common Shares”), to be issued pursuant to the Company’s Employees’ and Directors’ Equity Incentive Plan and the Employment Agreement by and between Mark Amin and the Company, dated as of June 6, 2000, as amended, respectively (collectively, the “Plans”).

For the purposes of giving this opinion we have examined originals and photostatic copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company, or other corporations and such other records, contracts and instruments, all as we believe necessary and relevant as the basis of the opinions set forth herein. We have also considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents. We have also assumed the completeness and accuracy of the Company’s corporate records as filed in the minute books of the Company and of all certificates of public officials and corporate officials. We have also assumed that the parties delivering the certificates have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to above, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are

VANCOUVER
MONTRÉAL	1055 West Hastings Street	CALGARY
QUÉBEC	Suite 2200	SHERBROOKE
TORONTO	Vancouver, British Columbia, Canada V6E 2E9	TROIS-RIVIÈRES
OTTAWA		KELOWNA
Tel. (604) 669 0011 Fax (604) 669 5101
www.heenanblaikie.com**denotes law corporation

made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception. We have also assumed that all other persons other than the Company executing documents on behalf of themselves or on behalf of another party have been duly authorized to do so and that such documents have been validly executed and delivered and constitute legal, valid and binding and enforceable obligations of such parties in accordance with the terms of such documents.

Based and relying on the foregoing, we are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, will be validly issued, fully paid and non assessable.

This opinion is delivered exclusively for the use of the persons to whom it is addressed and is not to be used or relied upon by third parties. This opinion should not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published or circulated without our express written consent. We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

Heenan Blaikie LLP

Heenan Blaikie LLP
An Alberta Limited Liability Partnership